Exhibit 99.1

LAZARD GROWTH ACQUISITION CORP. I PRICES $500,000,000 INITIAL PUBLIC OFFERING

NEW YORK, February 9, 2021 – Lazard Growth Acquisition Corp. I (the “Company”) today announced the pricing of its initial public offering of 50,000,000 units at a price of $10.00 per unit. The units are expected to be listed on Nasdaq under the ticker symbol “LGACU” beginning February 10, 2021. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant, with each whole warrant exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “LGAC” and “LGACW”, respectively. The offering is expected to close on February 12, 2021, subject to customary closing conditions.

The Company is a newly organized blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company believes the growth-oriented subsectors of the healthcare, technology, energy transition, financial and consumer sectors present particularly attractive investment opportunities, although it will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

Goldman Sachs & Co. LLC is acting as sole book-running manager for the offering, and Lazard Frères & Co. LLC is acting as financial advisor to the Company. The Company has granted Goldman Sachs & Co. LLC a 45-day option to purchase up to an additional 7,500,000 units at the initial public offering price to cover over-allotments, if any.

The Registration Statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2021. The offering is being made only by means of a prospectus, which forms a part of the Registration Statement. Copies of the Registration Statement and the preliminary prospectus included therein relating to the offering may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. In addition, copies of the prospectus, when available, may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the consummation of the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and the preliminary prospectus included therein. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

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Investor Contact

Email: LGACinfo@lazard.com

Media Contact

Judi Frost Mackey, +1 212 632 1428

judi.mackey@lazard.com